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                                                             EXHIBIT (a)(1)(iii)
                              RENT-A-CENTER, INC.

                               OFFER TO PURCHASE
                                    FOR CASH
                   UP TO 2,200,000 SHARES OF ITS COMMON STOCK
                  AT A PURCHASE PRICE NOT GREATER THAN $66.00
                         NOR LESS THAN $60.00 PER SHARE
                       PURSUANT TO THE OFFER TO PURCHASE
                              DATED APRIL 28, 2003
                             CUSIP NO. 76009N 10 0
THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, JUNE 5, 2003, UNLESS THE TENDER OFFER IS EXTENDED.

To Our Stockholders:

     Rent-A-Center, Inc. ("Rent-A-Center") recently announced its plans to conduct a modified "Dutch Auction" tender offer in which it would purchase for cash up to 2,200,000 shares of its common stock, $0.01 par value per share, at a price not greater than $66.00 nor less than $60.00 per share. Enclosed for your consideration are the Offer to Purchase dated April 28, 2003 (the "Offer to Purchase"), and the related Letter of Transmittal (the "Letter of Transmittal") which, as amended or supplemented from time to time, together constitute the tender offer. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the tender offer in this letter is only a summary and is qualified by all of the terms and conditions of the tender offer set forth in the Offer to Purchase and Letter of Transmittal.

     Rent-A-Center will determine a single per share price that it will pay for shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. Rent-A-Center will select the lowest purchase price that will allow it to purchase 2,200,000 shares, or such lesser number of shares as are properly tendered and not properly withdrawn, at prices not greater than $66.00 nor less than $60.00 per share. All shares properly tendered at or below the purchase price and not properly withdrawn will be purchased at the purchase price selected by Rent-A-Center, subject to proration provisions. All shares acquired in the tender offer will be acquired at the same purchase price. Rent-A-Center reserves the right, in its sole discretion, to purchase more than 2,200,000 shares in the tender offer, subject to applicable law. Shares tendered at prices greater than the purchase price and shares not purchased because of proration provisions will be returned to the tendering stockholders at Rent-A-Center's expense. See Section 1 and Section 3 of the Offer to Purchase.

     If the number of shares properly tendered is less than or equal to 2,200,000 shares (or such greater number of shares as Rent-A-Center may elect to purchase pursuant to the tender offer), Rent-A-Center will, on the terms and subject to the conditions of the tender offer, purchase at the purchase price selected by Rent-A-Center all shares so tendered.

     If at the expiration of the tender offer more than 2,200,000 shares (or any such greater number of shares as Rent-A-Center may elect to purchase) are properly tendered at or below the purchase price, Rent-A-Center will buy shares first, from all stockholders owning beneficially or of record an aggregate of fewer than 100 shares (not including any shares held in Rent-A-Center's 401(k)
Plan) (an "Odd Lot Holder") who properly tender all their shares at or below the purchase price selected by Rent-A-Center; second, on a pro rata basis from all other stockholders who properly tender shares at or below the purchase price selected by
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Rent-A-Center, subject to any conditional tenders; and third, if necessary to permit Rent-A-Center to purchase 2,200,000 shares, from holders who have tendered only shares subject to the condition that a specified minimum number of the holder's shares are purchased in the tender offer as described in Section 6 of the Offer to Purchase (for which the condition was not initially satisfied, and provided such holders have tendered all of their shares) by random lot, to the extent feasible. See Section 1 and Section 6 of the Offer to Purchase.

     THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 7 OF THE OFFER TO PURCHASE.

     Rent-A-Center's directors and executive officers have indicated that they do not intend to tender any shares in the tender offer. Rent-A-Center has entered into an agreement with certain of its stockholders to purchase at the final tender offer price a portion of their shares following completion of the tender offer. See Section 12 of the Offer to Purchase.

     Please note the following:

     1. You may tender your shares at prices not greater than $66.00 nor less than $60.00 per share, as indicated in the attached Letter of Transmittal, net to you in cash, without interest.

     2. You should consult with your broker or other financial or tax advisor on the possibility of designating the priority in which your shares will be purchased in the event of proration.

     3. The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to certain other conditions set forth in the Offer to Purchase, including Rent-A-Center having consummated the refinancing of its senior credit facilities and the offering of senior subordinated notes as described in the Offer to Purchase.

     4. The tender offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on Thursday, June 5, 2003, unless Rent-A-Center extends the tender offer.

     5. The tender offer is for 2,200,000 shares, constituting approximately 6.3% of the shares outstanding as of April 24, 2003.

     6. Tendering stockholders who are tendering shares held in their name or who tender their shares directly to the Depositary (as defined in the Offer to Purchase) will not be obligated to pay any brokerage commissions or fees to Rent-A-Center or the Dealer Manager (as defined in the Offer to Purchase), solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on Rent-A-Center's purchase of shares under the tender offer.

     7. If you wish to tender portions of your shares at different prices, you must complete and submit a separate Letter of Transmittal for each price at which you wish to tender each such portion of your shares.

     8. If you are an Odd Lot Holder and you tender all such shares at or below the purchase price before the expiration of the tender offer and check the box captioned "Odd Lots" on the attached Letter of Transmittal, Rent-A-Center will accept all such shares for purchase before proration, if any, of the purchase of other shares properly tendered at or below the purchase price and not properly withdrawn.

     YOUR PROMPT ACTION IS REQUESTED. PLEASE NOTE THAT THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, JUNE 5, 2003, UNLESS THE TENDER OFFER IS EXTENDED.

     If you wish to condition your tender upon the purchase of all shares tendered or upon Rent-A-Center's purchase of a specified minimum number of the shares which you tender, you may elect to do so and thereby avoid possible proration of your tender. Rent-A-Center's purchase of shares from all tenders which are so conditioned will be determined by random lot. To elect such a condition complete the box entitled "Conditional Tender" in the attached Letter of Transmittal.
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     The tender offer is being made solely under the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of shares of common stock of Rent-A-Center. The tender offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares of common stock of Rent-A-Center residing in any jurisdiction in which the making of the tender offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

     On April 24, 2003, the last full trading day prior to the announcement of our intention to commence the tender offer, the last reported sale price of Rent-A-Center's shares on The Nasdaq National Market was $59.22 per share. Any stockholder whose shares are properly tendered directly to Mellon Investor Services LLC, the Depositary for the tender offer, and purchased in the tender offer, will not incur the usual transaction costs associated with open market sales. If you hold shares through a broker or bank, you should consult your broker or bank to determine whether any transaction costs are applicable. If you own fewer than 100 shares, the tender offer is an opportunity for you to sell your shares without having to pay "odd lot" discounts.

     If you have any questions regarding the tender offer or need assistance in tendering your shares, please contact Lehman Brothers Inc., the Dealer Manager for the tender offer, at (800) 524-4462 (toll free), or D. F. King & Co., Inc., the Information Agent for the tender offer, at (800) 431-9642 (toll-free).

                                          Sincerely,
                                          Mitchell E. Fadel,
                                          President and Chief Operating Officer